Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

True Velocity, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Security		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Pubco Common Stock(3)(6)	457(c) and 457(f)(1)	4,874,276	$11.33	(2)	$55,225,547.05		0.00014760	$8,151.29
	Equity	Pubco Common Stock(4)(6)	457(f)(2)	76,386,966	N/A		$104.90	(7)	0.00014760	$0.02
	Equity	Pubco Warrants(5)(6)	457(g)	22,914,311	$0.21	(2)	$4,813,151		0.00014760	$710
	Equity	Pubco Common Stock issuable on exercise of Pubco Warrants	457(g)	22,914,311	--	(8)	--	(7)	--	--

	Total Offering Amounts						$60,038,802.95		0.00014760	$8,861.73
	Total Fees Previously Paid									-
	Total Fee Offsets									-
	Net Fee Due									$8,861.73

(1)	All securities being registered will be issued by True Velocity, Inc., a Delaware corporation (“Pubco”), in connection with the business combination (“Business Combination”) described in the enclosed proxy statement/prospectus.

(2)	Based on the average of the high and low prices on February 8, 2024 of the ordinary shares and warrants of Breeze Holdings Acquisition Corp., a Delaware corporation (“Breeze”) (the company to which the registrant, Pubco, will succeed after the consummation of the transactions described in this registration statement and the enclosed proxy statement/prospectus and exchange offer prospectus).

(3)	Consists of shares of Pubco common stock, par value $0.0001 per share (“Pubco Common Stock”) issuable in exchange for outstanding securities of Breeze upon the consummation of the Business Combination described in this registration statement and the enclosed proxy statement/prospectus, including (i) 1,159,276 shares of Pubco Common Stock issuable in exchange for shares of Breeze common stock held by Breeze’s public stockholders, (ii) 575,000 shares of Pubco Common Stock issuable pursuant to the mandatory exchange rights of Breeze’s issued and outstanding rights, (iii) 2,415,000 shares of Pubco Common Stock in exchange for Breeze common stock held by Breeze’s Sponsor, (iv) 160,000 shares of Pubco Common Stock in exchange for Breeze common stock held by Breeze’s Independent Directors, (v) 512,500 shares of Pubco Common Stock in exchange for Breeze common stock held by I-Bankers, (vi) 37,500 shares of Pubco Common Stock in exchange for Breeze common stock held by Northland, and (vii) 15,000 shares of Pubco Common Stock in exchange for Breeze common stock held by a consultant to Breeze. The Registrant will not receive any consideration in connection with this exchange.

(4)	Consists of Pubco Common Stock issuable to the security holders of TV Ammo, Inc., a Texas corporation (“TV Ammo”), in connection with the Business Combination.

(5)	Consists of Pubco Warrants issuable in exchange for outstanding warrants of Breeze.

(6)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions are also being registered.

(7)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act of 1933, as amended. TV Ammo is a private company, no market exists for its securities, and TV Ammo has an accumulated deficit. Therefore, the proposed maximum aggregate offering price of the shares of Pubco Common Stock issuable to the holders of TV Ammo common stock is one-third of the aggregate par value of the TV Ammo shares expected to be exchanged pursuant to the Merger Agreement.

(8)	Pursuant to Rule 457(g) of the Securities Act, no separate fee is recorded for the warrants and the entire fee is allocated to the underlying Pubco Ordinary Shares.

(9)	Paid herewith.